Exhibit 10.1

TRIO PETROLEUM CORP.

October 21, 2024

James Blake

Re: Offer Letter

Dear Mr. Blake:

Trio Petroleum Corp., a Delaware corporation (the “Company”, “we”, “us” or similar terminology), is pleased to offer you a position as a member of its Board of Directors (the “Board”). We believe your background and experience will be a significant asset to the Company and we look forward to your participation on the Board. Should you choose to accept the position as a member of the Board, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company.

1. Term. This Agreement is effective as of the date of mutual execution of this Agreement (the “Effective Date”). Your term as an independent director of the Board shall continue subject to the Company’s Certificate of Incorporation and Bylaws (each as amended and/or restated from time to time) and the provisions in Section 9 below, until your successor is duly appointed and qualified. You shall stand for re-appointment to the Board each year that the Class II of Directors, in which you serve, is up for election at the annual stockholder’s meeting and upon re-appointment, the terms and provisions of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, this Agreement may be terminated at any time in accordance with Section 9 hereto.

2. Services. You shall render services as a member of the Board (hereinafter, your “Duties”). The Duties shall include those customary for a member of a board of directors of an NYSE American-listed public company. During the term of this Agreement, you shall adhere to all applicable fiduciary duties and other laws, rules and regulations, and shall attend and participate in such number of meetings of the Board as regularly or specially called. You may attend and participate at each such meeting, via teleconference, video conference or in person. You shall consult with the other members of the Board (and the Company’s officers, as needed) regularly and as necessary via telephone, electronic mail or other forms of correspondence. You may also be appointed by the Board to one or more of its standing committees, including the Company’s audit committee, compensation committee or nominating and corporate governance committee and, upon your agreement to serve on any such committee, you shall provide services consistent with the Company’s other directors serving on such committee(s) and shall be compensated in the same manner as such other directors for your services on such committee(s).

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4.Compensation.

a. Annual Cash Retainer. Commencing on the Effective Date, you shall receive the same compensation payable to all other independent directors serving on the Board, which is currently (i) cash compensation of US$50,000 for each calendar year of service as a member of the Board and (ii) cash compensation of $10,000 for each calendar year of service as a member of each committee of the Board that you serve, which will be paid on a pro-rated basis for any calendar year in which you do not serve for the entire year, payable in arrears on a monthly basis, with the initial payment due January 1st, 2025, and which compensation payable to all independent directors may be adjusted from time to time by the Board.

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b. Restricted Stock. As compensation for your services to the Company, you will receive, as of the Effective Date, an award of 250,000 shares of the common stock of the of the Company, par value $0.0001 per share (“Common Stock”), as restricted stock (the “Restricted Stock”), pursuant to the Company’s 2022 Equity Incentive Plan, as amended (the “Plan”). All of the Restricted Stock shall vest on the six (6) month anniversary of the Effective Date, subject to you being a director, employee or consultant or advisor to the Company on such vesting date, and subject to the terms and conditions of the Restricted Stock Grant Agreement entered into by and between the Company and you on October 21, 2024, a copy of which is attached as Exhibit A to this Offer Letter. The other terms and provisions of such Restricted Stock shall be determined by the Board in its sole discretion in accordance with the Plan. You acknowledge that any shares of Common Stock issued to you upon the vesting of the Restricted Stock (collectively, the “Shares”) will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act of 1933, as amended, and therefore may not be sold or otherwise disposed of by you in any manner that would constitute a violation of any applicable federal or state securities laws, any rules of any national securities exchange on which the Company’s securities may be traded, listed or quoted, or in violation of Company policy (it being acknowledged that the Common Stock is not publicly-traded and may never be publicly-traded and therefore should be considered illiquid). You understand that the, if issued upon applicable vesting, certificate(s) representing the shares of Common Stock will contain a restrictive legend similar to the following:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE THE SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER SAID ACT OR (B) AN OPINION OF COMPANY COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

c. Reimbursement of Reasonable Expenses. You shall also be reimbursed for reasonable, pre-approved expenses incurred by you in connection with the performance of your Duties (including travel expenses for in-person meetings).

5. D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its officers and directors insurance policy.

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means: (i) any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; (ii) any information which is related to the business of the Company and is generally not known by non-Company personnel; and (iii) Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any information which becomes generally available or is readily available to the public other than as a result of a breach of the confidentiality provisions of this Agreement, or any other agreement requiring confidentiality between the Company and you; (ii) information received from a third party in rightful possession of such information who is not restricted from disclosing such information; (iii) information known by you prior to receipt of such information from the Company, which prior knowledge can be documented and (iv) information you are required to disclose pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that you shall first have given prior written notice to the Company and made a reasonable effort to obtain a protective order requiring that the Confidential Information not be disclosed.

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c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation (as defined in Section 9 herein).

d. Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary to perform your duties to the Company as a member of the Board. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary to perform your duties to the Company as a member of the Board, and that the provisions of this paragraph (d) shall survive termination of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information to your legal counsel and accounting advisors who have a need to know such information for accounting or tax purposes and who agree to be bound by the provisions of this paragraph (d).

e. Ownership. You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

f. Survival. You agree that the provisions of this Section 7 shall survive and remain in full force and effect upon and following any termination or purported termination of this Agreement or from and after the time you cease performing services to the Company.

8. Non-Solicitation. During the term of your appointment and for a period of one (1) year thereafter, you shall not solicit for employment any employee of the Company with whom you have had contact due to your appointment. You agree that the provisions of this Section 8 shall survive and remain in full force and effect upon and following any termination or purported termination of this Agreement or from and after the time you cease performing services to the Company.

9. Termination and Resignation. Your membership on the Board (which for purposes of this Agreement shall automatically mean any committee of the Board) may be terminated and you may be removed from the Board for any or no reason by a vote of the stockholders holding at least two-thirds the shares of the Company’s issued and outstanding shares entitled to vote. In addition, the Board may, at any time and for any reason, terminate this Agreement and all of your rights and benefits hereunder. You may also terminate your membership on the Board for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of any of the termination of your Board service, the termination of this Agreement or your Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

10. Governing Law; Venue; Waiver of Jury Trial. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of Delaware applicable to agreements made and to be performed entirely in the State of Delaware. The parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the New York County, New York, for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that they are is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT EITHER MAY HAVE TO, AND AGREE NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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11. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature. Delivery of such counterparts by facsimile or email/.pdf transmission shall constitute validity delivery thereof.

12. Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your fraud, willful default, gross negligence or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

13. Not an Employment Agreement. This Agreement is not an employment agreement, and shall not be construed or interpreted to create any right for you to be employed by the Company.

14. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of any questions arising under this Agreement.

Thank you for your agreement to serve on our Board, and we look forward to working with you. If you are in agreement with the foregoing, please sign by your name below and return a copy to me, which signature shall signify your agreement.

[Signature Page Follows]

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The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

Trio Petroleum Corp.

By:	/s/ Robin Ross
Name: Robin Ross
Title: Chief Executive Officer

AGREED AND ACCEPTED:

/s/ James Blake
James Blake

[Signature Page to Director Offer Letter]

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